Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (the “Agreement”) is entered into on October 31, 2020, by and between Kubient, Inc., a Delaware corporation with its principal business location in New York, ("Kubient") and Peter Bordes, a resident of New York (“Bordes”).

WHEREAS, Bordes is employed by Kubient as its Chief Executive Officer under the terms of an employment agreement with Kubient dated May 15, 2019 (the “Employment Agreement”) and a Proprietary Information and Inventions Agreement dated June 1, 2019 (the “Confidentiality Agreement”);

WHEREAS, Bordes is resigning his employment with Kubient under the terms of this Agreement and the parties desire that Bordes will continue to provide certain consulting services to Kubient in order to assure an orderly transition of his duties and responsibilities to successors;

WHEREAS, the parties are entering into this Agreement to specify the following: (i) the date of Bordes’ resignation; (ii) amounts to be paid upon his resignation and thereafter, including certain additional consideration provided to Bordes; (iii) the terms of Bordes’ consulting services to Kubient; (iv) acknowledge Bordes’ continuing agreement to be bound by certain restrictive covenants contained in the Confidentiality Agreement; and (v) a release and waiver of all claims by Bordes based on his provision of services to Kubient;

NOW, THEREFORE, based on the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree:

1.       Resignation From Employment.

(a)       Separation Date. Bordes’ resigns from employment with Kubient, effective 5:00 p.m., Eastern Time, October 31, 2020 (the “Separation Date”). As of the Separation Date, Bordes hereby also relinquishes all officer appointments he then holds with Kubient and any of its “Affiliates” (as defined below). However, subject to the terms for continued board service under Kubient’s bylaws, Bordes will continue to serve on Kubient’s board of directors following the Separation Date. For purposes of this Agreement, an “Affiliate” is any business entity that directly, or indirectly through one or more intermediaries, either controls, or is controlled by, Kubient.

(b)       Post-Employment Consulting. Following the Separation Date, Bordes will be available to Kubient to provide consulting services under the terms provided in Section 4.

(c)       Effect of Prior Agreements. The obligations of Kubient under the terms of this Agreement supersede and replace Kubient’s obligations to Bordes under the Employment Agreement. However, Bordes will continue to be subject to the restrictions contained in the Confidentiality Agreement following his resignation of employment that is provided for in this Agreement.

(d)       Return of Property. Bordes hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Bordes in the course of, or incident to, his employment, belongs to Kubient and shall be promptly returned to Kubient at the end of the Consulting Period defined in Section 4 below (and will not be kept in Bordes’ possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of Kubient or its Affiliates (as defined herein). Following termination, Bordes shall not retain any written or other tangible material containing any proprietary information of Kubient or its Affiliates.

2.       Separation Payments and Benefits.

(a)       Expense Reimbursement. Bordes has presented or will present evidence of all expenditures incurred while employed by Kubient that may be reimbursed under Kubient’s business expense reimbursement policy. Kubient will promptly provide full reimbursement of any such expenses that are outstanding on the Separation Date. With respect to expenses incurred as a consultant under Section 4, Kubient will reimburse all business expenses over $100 in each instance that are approved in advance by Kubient in writing.

(b)       Kubient Benefits. The parties acknowledge that Bordes is participating in certain employee health, welfare, retirement and fringe benefit plans maintained by Kubient or an Affiliate (collectively, the "Employee Plans"). Bordes’ rights under the Employee Plans on and after the Separation Date shall be determined under the terms of the Employee Plans, except as modified in Section 2(c). Bordes’ resignation of employment on the Separation Date is intended to be a separation from service under the Employee Plans. The waiver or settlement of rights herein are not intended to include a waiver of amounts due, payable or owing under the Employee Plans.

(c)       Payments on Separation. Conditioned on fulfilling his obligations under this Agreement, and offered as consideration for the waiver and release of claims described in Section 6, Bordes shall receive the following payments and benefits:

(i)	$265,000 in separation pay.

(ii)	$40,000 as a bonus for contributions to Kubient’s initial public offering of securities.

(iii)	Under the Employee Plans, Bordes is entitled to elect continuation of health benefits for a period of up to 18 months following the Separation Date under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If Bordes elects to receive such COBRA continuation coverage, Kubient will either waive or reimburse Bordes for the COBRA premium for a period of up to 12 months following the Separation Date or, if sooner, until Bordes is no longer eligible for COBRA continuation coverage. Thereafter, Bordes may continue such COBRA continuation coverage as provided for under the Employee Plans.

(d)       Tax Withholdings. The payments payable to Bordes under this Agreement are subject to reduction to satisfy any and all applicable standard federal, state and local withholding obligations and any other required withholdings.

3.       Equity Incentive Awards. The parties acknowledge that Bordes holds certain stock incentive awards that were issued under the Kubient, Inc. 2017 Equity Incentive Plan (the “Equity Incentive Plan”). Bordes rights under those awards will be governed by the terms of the Equity Incentive Plan and the terms of related award agreements between Bordes and Kubient with respect thereto. As additional consideration in exchange for Bordes release and waiver of claims under Section 6, Kubient has taken or will take appropriate action to grant Bordes an award of 15,000 shares of Kubient common stock under the terms of the Equity Incentive Plan, provided that Kubient will retain a number of shares that have a value equivalent to the amount of required tax withholdings on the award.

4.       Consulting Services. Bordes is hereby retained by Kubient to provide personal consulting services for the period commencing immediately after the Separation Date through April 30, 2021 (the “Consulting Period”). The Consulting Period may be extended or renewed for any additional period upon the mutual consent of the parties in writing.

(a)       Nature of Services. Bordes will consult with Kubient in matters related to his former employment as the Chief Executive Officer and the transition of his duties to the successor identified by Kubient. Such duties will include (i) advising an interim or non-interim Chief Executive Officer of Kubient on historical matters and training and advising such successor in becoming competent to manage the duties and responsibilities he has as Chief Executive Officer, (ii) consult with the Chief Executive Officer of Kubient with respect to marketing issues and opportunities, and (iii) refer opportunities for business relationships to the Chief Executive Officer and/or the board of directors of Kubient.

(b)       Location and Availability. Bordes shall be available at reasonable times as reasonably needed for conferences, meetings and appearances during normal business hours, primarily at Kubient’s headquarter offices in New York, New York, or through teleconference or video conference as reasonable under the circumstances. Bordes shall be free to pursue business opportunities and other activities that are consistent with his obligations in this Section 4 and that do not conflict with his obligations under the Confidentiality Agreement.

(c)       Compensation. Bordes will be paid $15,000 per month paid in advance on the first of each month for services performed during the Consulting Period. Facilities at Kubient’s offices for Bordes work as a consultant shall be available as agreed upon with the Chief Executive Officer.

(d)       Hold Harmless. Bordes will indemnify and hold Kubient harmless for any loss or damage to Kubient resulting from Bordes’ willful misconduct or from recklessness or gross negligence in the performance of his consulting duties during the Consulting Period.

5.       Restrictive Covenants.

(a)       Incorporation of Confidentiality Agreement. The parties shall continue to be bound by the terms of the Confidentiality Agreement following the Separation Date. The Confidentiality Agreement is attached hereto as Exhibit A and in fully incorporated into this Agreement by reference. In addition to the restrictions set forth in Section 5(d) of the Confidentiality Agreement, Bordes will not engage or hire any employee of Kubient or its Affiliates for a period of 12 months following the Separation Date.

(b)       Mutual Non-Disparagement. Bordes agrees that Bordes will not intentionally make any disparaging or detrimental public comments about Kubient, any of its officers, directors, employees, Affiliates, agents, customers and business relationships, nor will Bordes authorize, encourage or participate with anyone on Bordes’ behalf to make such statements. In consideration of the foregoing, Kubient will not authorize or direct any disparaging or detrimental public comments about Bordes. Nothing in this Agreement shall preclude either party from fulfilling any duty or obligation that they may have at law; from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony; providing documents subpoenaed or requested; or otherwise cooperating in good faith with any court proceeding or investigation; or from taking any reasonable actions to enforce their respective rights under this Agreement. Each party will notify the other party in the event of receiving a subpoena or official inquiry from a court or governmental agency seeking information that may be subject to Sections 5(b) or 5(c) or that may constitute information covered by the Confidentiality Agreement.

(c)       Non-Enforcement for Permitted Activities. Nothing contained in this Agreement or the Confidentiality Agreement limits Bordes’ ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Governmental Agencies”), as permitted under Securities and Exchange Commission Rule 21F-17, 17 C.F.R. §240.21F-17(a) (“Rule 21F-17”). Bordes acknowledges and understands that this Agreement does not limit his ability to communicate with any Governmental Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information. Kubient will take no enforcement action against Bordes described in this Agreement in the event that Bordes validly engages in the conduct described in Rule 21F-17.

(d)       Reasonableness of Restrictions. Bordes specifically acknowledges that the restrictions contained in this Section 5 and the Confidentiality Agreement as to time and manner of the restrictions are reasonable and necessary to protect the legitimate business interests of Kubient and its Affiliates.

(e)       Remedies. Bordes and Kubient agree that Bordes’ breach of any of the provisions of Section 5 or the Confidentiality Agreement will result in irreparable harm to Kubient, that no adequate remedy at law is available, and that Kubient shall be entitled to injunctive relief; provided, however, nothing herein shall prevent Kubient from pursuing any other remedies at law or at equity available to it. Should a court of competent jurisdiction declare any of the covenants set forth in Section 5 or the Confidentiality Agreement to be unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the legitimate business interests of Kubient and to award injunctive relief, or damages, or both, to which Kubient may be entitled. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, Kubient and Bordes agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

6.       Release and Waiver of Claims.

(a)       Claims Released by Bordes. As of the date of the execution of this Agreement, in consideration of the payments, benefits, and other consideration provided to Bordes under this Agreement, Bordes hereby releases and forever discharges Kubient and all of its Affiliates, each of their owners, officers, directors, employees, service providers, agents, stockholders, representatives, and their successors and assigns (each a “Kubient Entity” or, collectively, "Kubient Entities"), from any and all charges, complaints, obligations, liabilities, promises, agreements, rights, claims, debts, expenses or demands Bordes now has or may have, arising at any time on or before the date hereof, based on his employment with Kubient or the termination of that employment or any positions, including directorships, with Kubient or any of its Affiliates. This includes a release of any and all rights, claims or demands Bordes has or may have, whether known or unknown, under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act; the Family and Medical Leave Act; or under any other federal, state or local laws or regulations regarding employment or termination of employment. This also includes a release by Bordes of any claims for wrongful discharge under any statute, rule, or regulation or under the common law.

(b)       Review of Release. By signing below, Bordes hereby acknowledges and represents that he has been given 21 days to review and consider whether to sign this Agreement, or that he waives such period, and has been advised by Kubient to consult with an attorney and his personal advisors before doing so. Bordes understands and agrees that by signing this Agreement, Bordes gives up any and all rights Bordes may have to recover damages against Kubient or any other Kubient Entity, subject to the exception provided in Section 6(c). Bordes hereby acknowledges that he is voluntarily entering into this Agreement of his own free will, free of any coercion, pressure or duress, that he understands the terms and conditions of this Agreement, and that he is knowingly releasing each of Kubient Entities in accordance with the terms contained herein. Bordes further acknowledges that he is receiving consideration under this Agreement beyond anything of value to which he is already entitled.

(c)       Right of Revocation. Bordes acknowledges that he has been advised by Kubient that he has seven days after signing this Agreement within which to revoke his signature, that neither Kubient nor any other person is obligated to provide any benefits to him pursuant to the Agreement until eight days have passed, and then only if he has not revoked his signature. Any such revocation must be received by Kubient within the seven day revocation period to be effective, and that such a revocation may only be sent by electronic delivery or facsimile to Kubient, attention General Counsel. The parties agree that in the event Bordes revokes his signature within such seven-day period, Bordes’ resignation shall remain effective on the Separation Date but that this Agreement shall otherwise be void ab initio.

(d)       Rights Not Released or Waived. Notwithstanding the foregoing, by executing this Agreement, neither Bordes nor Kubient will have relinquished his or its rights to enforce the provisions of this Agreement, the Employee Plans or the Equity Incentive Plan.

(e)       Non-Admission. The parties acknowledge that this Agreement does not constitute an admission by Bordes or Kubient of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

7.       Cooperation. The parties recognize that Bordes may be named as a defendant in legal actions with respect to his role as an officer of Kubient. Kubient shall continue to cover Bordes under any director's and officer's liability insurance policy that it maintains with respect to such claims against Bordes in such capacities for six years following the date hereof, which coverage shall be at the same level as Kubient provides to its senior executives. Bordes agrees that he will participate in, and cooperate with, such defense without additional compensation from Kubient, provided, that Kubient will reimburse Bordes with respect to any expense incurred by Bordes as the result of participating in, and cooperating with, such defense. Bordes further agrees to provide his full cooperation with Kubient or any of Kubient Entities in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal, equitable or business matters or proceedings which involve Kubient Entities. Bordes acknowledges and understands that his obligations of cooperation under this Section are not limited in time and may include, but shall not be limited to, the need for or availability for testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony, and consultation for other business matters unrelated to litigation. Bordes will be available at Kubient’s reasonable request for any meetings or conferences deemed necessary in preparation for the defense or prosecution of any such matters or proceedings.

8.       Representations. As a material inducement to Kubient to enter into this Agreement, Bordes hereby makes the following representations:

(a)       Document Review. Bordes has read all of the terms of this Agreement, including the fact that his employment relationship with Kubient shall be permanently and irrevocably terminated as of the Separation Date, other than with respect to the consulting services contemplated during the Consulting Period, and that this Agreement releases Kubient and all Kubient Entities forever from any legal action arising from that employment relationship and the termination of that relationship. Bordes acknowledges that he has been advised to seek legal advice and that he has signed this Agreement of his own free will and in exchange for the consideration to be given which is acknowledged to be adequate and satisfactory and in excess of anything he might be entitled otherwise to receive. Bordes represents and warrants that he is competent to execute this Agreement.

(b)       Covenant Not to Sue. Except with respect to any activities that are protected under Rule 21F-17, Bordes has not filed any complaints or charges against any Kubient Entity or insurers with any local, state or federal agency or court related to his employment or termination of employment Kubient, and will not do so at any time hereafter.

9.       Miscellaneous.

(a)       Notices. Any notice under this Agreement must be in writing and given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, electronic mail, or by delivering the notice in person, to the relevant address set forth below, or to such other address as the recipient of such notice or communication has specified in writing to the other party hereto in accordance with this Section:

If to Kubient to:

Kubient, Inc.

Chief Executive Officer

330 7th Avenue

New York, NY 10001

paul@kubient.com

If to Bordes, to:

Peter Bordes

58 West 9th Street

New York, NY 10011

(b)       No Offset. No payment under this Agreement will be subject to offset or reduction attributable to any amount Bordes may owe to Kubient or any other person, except as required by law.

(c)       Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that Kubient determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, Kubient reserves the right (without any obligation to do so or to indemnify Bordes for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Kubient reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

(d)       Entire Agreement. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement. Except with respect to the Employee Plans and the Confidentiality Agreement, and any other agreement specifically referenced herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

(e)       Amendment. This Agreement may be amended in writing at any time by mutual agreement.

(f)       Choice of Law. This Agreement and the performance hereof will be construed and governed in accordance with the internal laws of the New York, without regard to its choice of law principles, except to the extent that federal law controls or preempts state law. Any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party herein, shall be brought and maintained exclusively in the federal or state courts of the state of New York that are located in New York County, New York. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof in accordance with Section 9(a) (but not by electronic mail).

(g)       Successors and Assigns. The obligations, duties and responsibilities of Bordes under this Agreement are personal and shall not be assignable. In the event of Bordes’ death or disability, the release contained in this Agreement shall be binding on, and the terms of this Agreement shall be enforceable by, Bordes’ estate, executors or legal representatives.

(h)       Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

(i)       Severability. The provisions of this Agreement and the benefits and amounts payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or benefit or payment shall be effective and binding upon the parties.

(j)       Attorneys’ Fees. In the event Kubient or Bordes breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then upon a finding by a court of competent jurisdiction, the breaching or defaulting party agrees to pay the other party the reasonable attorneys’ fees and costs incurred to enforce this Agreement.

(k)       Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[signature page follows]

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Peter Bordes
Peter Bordes

KUBIENT, INC.

/s/ Paul Roberts
Paul Roberts
Chief Strategy Officer, Chairman